As filed with the Securities and Exchange Commission on January 29, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARROLL BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	27-5463184
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1321 Liberty Road

Sykesville, Maryland 21784

(Address of Principal Executive Offices)

Carroll Bancorp, Inc.

2011 Stock Option Plan

(Full Title of the Plan)

Carroll Bancorp, Inc.

2011 Recognition and Retention Plan and Trust Agreement

Full Title of the Plan)

Mr. Russell J. Grimes

President and Chief Executive Officer

Carroll Bancorp, Inc.

1321 Liberty Road

Sykesville, Maryland 21784

(410) 795-1900

(Name, Address and Telephone

Number of Agent for Service)

Copies to:

Frank C. Bonaventure, Jr., Esquire

Ober, Kaler, Grimes & Shiver

100 Light Street

Baltimore, Maryland 21202

(410) 347-7305

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common stock, $0.01 par value	46,728	$10.15	$474,289.20	$64.70

(1)	Maximum number of shares issuable under the Carroll Bancorp, Inc. 2011 Stock Option Plan (35,945 shares) and the Carroll Bancorp, Inc. 2011 Recognition and Retention Plan and Trust Agreement (10,783 shares). Also registered hereunder are such additional number of shares of Common Stock, presently indeterminable, as may be necessary to satisfy the anti-dilution provisions of such plans to which this Registration Statement relates pursuant to Rule 416(a).
(2)	Calculated on the basis of the average of the high and low sale prices of the Registrant’s Common Stock as reported on January 28, 2013 on the Over the Counter Bulletin Board which date is within 5 business days prior to the date of the filing of this Registration Statement, in accordance with Rules 457(h) and 457(c).
(3)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h).

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. § 230.462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION

10(a) PROSPECTUS

Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Carroll Bancorp, Inc. 2011 Stock Option Plan (the “Option Plan”) and the Carroll Bancorp, Inc. 2011 Recognition and Retention Plan and Trust Agreement (the “Recognition Plan”) in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933. In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have been filed by Carroll Bancorp, Inc. (the “Company”) with the Commission are hereby incorporated by reference in this Registration Statement:

a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 000-54422), filed with the Commission on March 9, 2012, pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended;

b) The Company’s Quarterly Reports on Form 10-Q filed on May 11, 2012, August 10, 2012 and November 9, 2012;

c) The Company’s Current Report on Form 8-K filed with the Commission on April 20, 2012; and

d) The description of the Company’s Common Stock incorporated by reference in the Company’s registration statement on Form 8-A, filed with the Commission on June 2, 2011 (File No. 000-54422), pursuant to Section 12(b) of the Exchange Act, and all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the Commission, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 2-418 of the Maryland General Corporation Law establishes provisions that a corporation may (and, unless otherwise provided in the corporation’s charter, if the party to be indemnified is successful on the merits or otherwise, must) indemnify any director or officer made party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding by reason of service in the capacity of a director or officer, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such proceeding, unless it is proved that (a) the act or omission for which the director or officer seeks indemnification was material to the matter giving rise to the action, suit or proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. If the proceeding is a derivative suit in favor of the corporation, indemnification may not be made in any proceeding in which the director or officer is adjudged to be liable to the corporation. The statute also provides for indemnification of directors and officers by court order.

In accordance with the Maryland General Corporation Law (the “MGCL”), Articles 10 and 11 of the Articles of Incorporation of Carroll Bancorp, Inc. (the “Corporation”) set forth (i) circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such and (ii) limitations on liability of officers and directors.:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

The foregoing discussion of the Company’s Articles of Incorporation and the MGCL is not intended to be exhaustive and is qualified in its entirety by such Articles of Incorporation and the MGCL, respectively.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. List of Exhibits.

Regulation S-K Exhibit Number	Document

3.1	Amended and Restated Articles of Incorporation of Carroll Bancorp, Inc. (Incorporated by reference from the Company’s Registration Statement on Form S-1, filed March 11, 2011, file no. 333-172770)

3.2	Bylaws of Carroll Bancorp, Inc. (Incorporated by reference from the Company’s Registration Statement on Form S-1, filed March 11, 2011, file no. 333-172770)

4.1	Form of Common Stock Certificate of Carroll Bancorp, Inc. (Incorporated by reference from the Company’s Registration Statement on Form S-1, filed March 11, 2011, file no. 333-172770)

4.2	Carroll Bancorp, Inc. 2011 Stock Option Plan (Incorporated by reference from Annex A to the Company’s Definitive Proxy Statement on Schedule 14A, filed March 9, 2012, file no. 000-54422)

4.2	Carroll Bancorp, Inc. 2011 Recognition and Retention Plan and Trust Agreement (Incorporated by reference from Annex B to the Company’s Definitive Proxy Statement on Schedule 14A, filed March 9, 2012, file no. 000-54422)

4.3	Form of Non-Qualified Stock Option Grant Agreement under Carroll Bancorp, Inc. 2011 Stock Option Plan (filed herewith)

4.4	Form of Incentive Stock Option Grant Agreement under Carroll Bancorp, Inc. 2011 Stock Option Plan (filed herewith)

5	Opinion of Ober, Kaler, Grimes & Shriver (filed herewith)

23.1	Consent of Ober, Kaler, Grimes & Shiver (contained in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24	Power of Attorney (contained on Signature Page)

Item 9. Undertakings

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

2. That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sykesville, State of Maryland, on this 29th day of January, 2013.

CARROLL BANCORP, INC.

By:	/s/ Russell J. Grimes
Russell J. Grimes
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoint Russell J. Grimes as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do any and all things in our names in the capacities indicated below which said Russell J. Grimes may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock issued under the Carroll Bancorp, Inc. 2011 Stock Option Plan and Carroll Bancorp, Inc. 2011 Recognition and Retention Plan and Trust Agreement, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Russell J. Grimes shall do or cause to be done by virtue thereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Russell J. Grimes	President	January 29, 2013
Russell J. Grimes	and Chief Executive Officer
(Principal Executive Officer)

/s/ Michael J. Gallina	Senior Vice President	January 29, 2013
Michael J. Gallina	and Chief Financial Officer
(Principal Financial and
Accounting Officer)

/s/ C. Todd Brown	Chairman of the Board	January 29, 2013
C. Todd Brown

Signatures	Title	Date

/s/ Brian L. Haight	Director and Vice Chairman	January 29, 2013
Brian L. Haight

/s/ R. Wayne Barnes	Director	January 29, 2013
R. Wayne Barnes

/s/ Gilbert L. Fleming	Director	January 29, 2013
Gilbert L. Fleming

/s/ Nancy L. Parker	Director	January 29, 2013
Nancy L. Parker

/s/ Robin L. Weisse	Director	January 29, 2013
Robin L. Weisse

	Director	January 29, 2013
Mark S. Zinnamosca

EXHIBIT INDEX

Regulation S-K Exhibit Number	Document

3.1	Amended and Restated Articles of Incorporation of Carroll Bancorp, Inc. (Incorporated by reference from the Company’s Registration Statement on Form S-1, filed March 11, 2011, file no. 333-172770)

3.2	Bylaws of Carroll Bancorp, Inc. (Incorporated by reference from the Company’s Registration Statement on Form S-1, filed March 11, 2011, file no. 333-172770)

4.1	Form of Common Stock Certificate of Carroll Bancorp, Inc. (Incorporated by reference from the Company’s Registration Statement on Form S-1, filed March 11, 2011, file no. 333-172770)

4.2	Carroll Bancorp, Inc. 2011 Stock Option Plan (Incorporated by reference from Annex A to the Company’s Definitive Proxy Statement on Schedule 14A, filed March 9, 2012, file no. 000-54422)

4.2	Carroll Bancorp, Inc. 2011 Recognition and Retention Plan and Trust Agreement (Incorporated by reference from Annex B to the Company’s Definitive Proxy Statement on Schedule 14A, filed March 9, 2012, file no. 000-54422)

4.3	Form of Non-Qualified Stock Option Grant Agreement under Carroll Bancorp, Inc. 2011 Stock Option Plan (filed herewith)

4.4	Form of Incentive Stock Option Grant Agreement under Carroll Bancorp, Inc. 2011 Stock Option Plan (filed herewith)

5	Opinion of Ober, Kaler, Grimes & Shriver (filed herewith)

23.1	Consent of Ober, Kaler, Grimes & Shiver (contained in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24	Power of Attorney (contained on Signature Page)